Eastern Virginia Bankshares, Inc. Releases Second Quarter 2013 Results

TAPPAHANNOCK, Va., July 23, 2013 /PRNewswire/ -- Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the "Company") reported today its results of operations for the three and six months ended June 30, 2013.

Net income available to common shareholders during the six months ended June 30, 2013 was $1.0 million, or $0.14 per diluted share, compared to net income of $912 thousand, or $0.15 per diluted share during the same period of 2012. For the six months ended June 30, 2013, the Company reported net income of $1.8 million, an increase of $91 thousand over the net income of $1.7 million reported for the same period of 2012. Net income available to common shareholders during the three months ended June 30, 2013 was $297 thousand, or $0.04 per diluted share, compared to net income of $473 thousand, or $0.08 per diluted share during the same period of 2012. For the three months ended June 30, 2013, the Company reported net income of $673 thousand, a decrease of $175 thousand over the net income of $848 thousand reported for the same period of 2012. The difference between net income and net income available to common shareholders is the effective dividend to the U.S. Treasury on preferred stock.

Second Quarter Highlights:

  Nonperforming assets decreased $4.6 million to $9.7 million, or 1.44% of total loans and OREO at June 30, 2013, down from 2.12% at the end of the prior quarter.
  Provision for loan losses decreased to $600 thousand for the three months ended June 30, 2013, compared to $1.3 million for the same period in 2012.

For the three months ended June 30, 2013, the following key points also were significant factors in the Company's reported results:

  Net charge-offs of $2.3 million to write off uncollectible balances on nonperforming assets;
  Gain on the sale of available for sale securities of $58 thousand resulting from adjustments in the composition of the investment portfolio as part of the Company's overall asset/liability management strategy;
  Decrease in net interest income by $163 thousand from the same period in 2012;
  Impairment losses of $133 thousand related to valuation adjustments on other real estate owned, compared to $292 thousand for the same period in 2012;
  Losses of $118 thousand on the sale of other real estate owned, compared to $44 thousand for the same period in 2012;
  Expenses related to FDIC insurance premiums of $596 thousand, compared to $587 thousand for the same period in 2012; and
  Expenses related to collection, repossession and other real estate owned of $126 thousand, compared to $350 thousand for the same period in 2012.

Year to Date Highlights:

  Nonperforming assets decreased $6.9 million to $9.7 million, or 1.44% of total loans and OREO at June 30, 2013, down from 2.41% at December 31, 2012.
  Provision for loan losses decreased to $1.2 million for the six months ended June 30, 2013, compared to $4.2 million for the same period in 2012.

For the six months ended June 30, 2013, the following key points also were significant factors in the Company's reported results:

  Net charge-offs of $3.7 million to write off uncollectible balances on nonperforming assets;
  Gain on the sale of available for sale securities of $525 thousand resulting from adjustments in the composition of the investment portfolio as part of the Company's overall asset/liability management strategy;
  Decrease in net interest income by $576 thousand from the same period in 2012;
  Impairment losses of $143 thousand related to valuation adjustments on other real estate owned, compared to $907 thousand for the same period in 2012;
  Losses of $155 thousand on the sale of other real estate owned, compared to $117 thousand for the same period in 2012;
  Expenses related to FDIC insurance premiums of $1.2 million, compared to $1.2 million for the same period in 2012; and
  Expenses related to collection, repossession and other real estate owned of $252 thousand, compared to $655 thousand for the same period in 2012.

The return on average assets (ROA) and return on average common shareholders' equity (ROE), on an annualized basis, for the three months ended June 30, 2013 were 0.11% and 1.48%, respectively compared to 0.18% and 2.62%, respectively for the three months ended June 30, 2012. For the six months ended June 30, 2013, on an annualized basis, ROA and ROE were 0.19% and 2.58%, respectively compared to 0.17% and 2.53%, respectively for the same period in 2012.

In announcing these results, Joe A. Shearin, President and Chief Executive Officer commented, "Eastern Virginia Bankshares continued to improve its asset quality and strengthen its balance sheet during the second quarter through the reduction of nonperforming assets and the closing of the previously disclosed private placements that raised approximately $45.0 million in aggregate gross proceeds. Although net income decreased when compared to the same period last year, asset quality continues to improve as nonperforming assets decreased 41.6% from December 31, 2012 to June 30, 2013. Much of our recent success is the direct result of our asset quality improvements, even as the current interest rate environment, although slightly rising recently, continues to negatively impact our margin." Shearin further commented, "We continue to execute on a plan which we believe is critical to our success in the near term including closely monitoring and aggressively addressing asset quality issues as noted above, containing noninterest expenses with a 3.1% reduction year to date and lowering our cost of deposits to 0.68% for the second quarter of 2013, compared to 0.71% in the prior quarter."

Shearin concluded, "The second quarter of 2013 was a very exciting time for our Company with the closing of the private placements with affiliates of Castle Creek Capital Partners and GCP Capital Partners and certain other institutional investors. This additional capital will significantly strengthen our balance sheet, allow us to pursue the previously disclosed initiatives and provide us with financial and strategic flexibility which we believe will contribute to the success of our Company for years to come."

Operations Analysis

Net interest income for the three months ended June 30, 2013 was $8.1 million, a decrease of $163 thousand or 2.0% from the same period of 2012. This decrease was due to a 14 basis point decrease in the net interest margin (tax equivalent basis) from 3.35% (includes a tax equivalent adjustment of $29 thousand) in the second quarter of 2012 to 3.21% (includes a tax equivalent adjustment of $67 thousand) in the second quarter of 2013. The year over year decline in interest income was also driven by declining loan balances due to weak loan demand in our market areas, charge-offs, the natural amortization of the portfolio, and the sale of our credit card loan portfolio in September 2012. The average investment securities balance increased $25.4 million to $289.2 million during the three months ended June 30, 2013 as compared to the same period in 2012, and the yield on investment securities increased 13 basis points from 2.10% to 2.23% for the second quarter of 2013. Average interest bearing deposits in other banks increased $43.2 million to $58.8 million during the three months ended June 30, 2013 as compared to the same period in 2012, while the yield on these assets declined 4 basis points from 0.31% for the second quarter of 2012 to 0.27% for the second quarter of 2013. This increase in excess funds was due largely to the closing of the private placements on June 12, 2013, the increase in our average deposits and the difficulty strategically deploying excess liquidity in the low interest rate environment. As a result, the yield on our average interest-earning assets declined 36 basis points to 4.20% for the three months ended June 30, 2013 as compared to the same period in 2012. Average interest-earning assets were $1.0 billion for the three months ended June 30, 2013, which was an increase of $24.9 million or 2.5% from the same period in 2012. Total average loans were 66.0% of total interest-earning assets for the three months ended June 30, 2013, compared to 71.9% for the three months ended June 30, 2012. The decline in interest income from the second quarter of 2012 to the second quarter of 2013 was partially offset by a lower cost of funding. The Company's lower cost of funding was driven by the continuation of our deposit re-pricing strategy, reductions in the level of time deposits, and increased levels of interest-bearing checking and savings accounts with lower rates. As a result, the average cost of interest-bearing deposits decreased 27 basis points to 0.68% for the three months ended June 30, 2013 as compared to the same period in 2012.

Net interest income for the six months ended June 30, 2013 was $16.2 million, a decrease of $576 thousand or 3.4% from the $16.7 million for the same period of 2012. The net interest margin (tax equivalent basis) decreased 18 basis points from 3.40% (includes a tax equivalent adjustment of $180 thousand) for the six months ended June 30, 2012 to 3.22% (includes a tax equivalent adjustment of $105 thousand) in the same period of 2013. The tax equivalent yield on our average interest-earning assets declined 41 basis points in the six months ended June 30, 2013 as compared to the same period of 2012, but was partially offset by a 24 basis point decrease in the cost of interest-bearing liabilities over the same period. Average interest-earning assets were $1.0 billion in the six months ended June 30, 2013, which was an increase of $18.1 million or 1.8% from the same period of 2012. Total average loans were 66.3% of total interest-earning assets in the six months ended June 30, 2013, compared to 72.4% in the six months ended June 30, 2012. This decline was driven by the impact of declining loan balances due to the aforementioned items in the quarterly analysis above and our desire to deploy excess liquidity through the expansion of the investment portfolio.

Noninterest income for the three months ended June 30, 2013 was $1.5 million, a decrease of $732 thousand or 33.5% over the same period of 2012. Net gains on the sale of available for sale securities decreased $774 thousand to $58 thousand for the three months ended June 30, 2013, down from $832 thousand for the same period in 2012. Service charges and fees on deposit accounts decreased $61 thousand, or 7.7% in the second quarter of 2013, which was primarily attributable to a decrease in non-sufficient funds ("NSF") fees. Other operating income increased $64 thousand, or 32.2% in the second quarter of 2013, which was driven by higher earnings from EVB Financial Services, Inc. and increased earnings from bank owned life insurance due to our additional $10.0 million investment in the second quarter of 2013.

Noninterest income for the six months ended June 30, 2013 was $3.4 million, a decrease of $2.7 million or 44.2% over the same period of 2012. Net gains on the sale of available for sale securities decreased $2.8 million to $525 thousand for the six months ended June 30, 2013, down from $3.4 million for the same period in 2012. During the first six months of 2012 the Company began to strategically adjust the composition of its investment portfolio by reducing its holdings of tax-exempt securities in an effort to increase the Company's source of taxable income. To implement this strategy the Company sold tax-exempt securities issued by state and political subdivisions during the first six months of 2012, many of which were in an unrealized gain position at the time of sale, and deployed the proceeds into taxable investment securities issued by state and political subdivisions as well as Agency mortgage-backed and Agency CMO securities. Other operating income increased $157 thousand, or 32.2% during the first six months of 2013, which was driven by higher earnings from EVB Financial Services, Inc., increased earnings from bank owned life insurance due to our additional $10.0 million investment in the second quarter of 2013 and revenue from sales of insurance products through Bankers Insurance, LLC, and offset by increased write downs of investments in community and housing development funds.

Noninterest expense for the three months ended June 30, 2013 was $8.2 million, an increase of $81 thousand or 1.0% over noninterest expense of $8.1 million for the three months ended June 30, 2012. Expenses related to collection, repossession and OREO decreased $224 thousand, or 64.0% in the second quarter of 2013 due to the decrease in the carrying balance of OREO as well as the amount of nonperforming loans and classified assets. Salaries and employee benefits increased $332 thousand, or 8.7% in the second quarter of 2013 primarily due to annual merit pay increases, lower deferred compensation on loan originations and higher group term insurance costs. For the second quarter of 2013, noninterest expense includes $133 thousand in impairment losses related to valuation adjustments on OREO compared to $292 thousand for the same period in 2012. In addition, noninterest expense for the second quarter of 2013 includes losses on the sale of OREO of $118 thousand compared to $44 thousand for the same period in 2012.

Noninterest expense for the six months ended June 30, 2013 was $16.2 million, a decrease of $514 thousand or 3.1% over noninterest expense of $16.7 million for the six months ended June 30, 2012. Expenses related to collection, repossession and OREO decreased $403 thousand, or 61.5% in the six months ended June 30, 2013 due to the decrease in the carrying balance of OREO as well as the amount of nonperforming loans and classified assets. Salaries and employee benefits increased $581 thousand, or 7.5% in the six months ended June 30, 2013 primarily due to annual merit pay increases, lower deferred compensation on loan originations and higher group term insurance costs. For the six months ended June 30, 2013, noninterest expense includes $143 thousand in impairment losses related to valuation adjustments on OREO compared to $907 thousand for the same period in 2012. In addition, noninterest expense for the six months ended June 30, 2013 includes losses on the sale of OREO of $155 thousand compared to $117 thousand for the same period in 2012.

Balance Sheet and Asset Quality

Total assets increased $49.3 million or 4.6% between June 30, 2012 and June 30, 2013, and are up $22.1 million from March 31, 2013. Between June 30, 2012 and June 30, 2013, investment securities increased $21.1 million or 8.3% to $275.8 million, and are up $2.5 million from March 31, 2013. Loans, net of unearned income decreased $43.5 million or 6.1% from June 30, 2012 to $671.4 million at June 30, 2013, and are up $550 thousand from $670.8 million as of March 31, 2013. Total deposits increased $10.2 million or 1.2% from June 30, 2012 to $842.3 million at June 30, 2013, but are down $12.9 million from $855.2 million as of March 31, 2013. Total shareholders' equity increased $38.2 million or 39.4% from June 30, 2012 to $135.1 million at June 30, 2013, and is up $34.8 million from $100.3 million as of March 31, 2013. Year to date average investment securities were $279.5 million as of June 30, 2013, an increase of $33.7 million or 13.7% compared to the same period in 2012. Year to date average loans were $674.3 million as of June 30, 2013, a decrease of $49.7 million or 6.9% compared to the same period in 2012. Year to date average total deposits were $846.6 million as of June 30, 2013, an increase of $12.7 million or 1.5% compared to the same period in 2012. Year to date average shareholders' equity was $104.7 million as of June 30, 2013, an increase of $8.2 million or 8.5% compared to the same period in 2012.

The asset quality measures depicted below continue to reflect the Company's efforts to prudently charge-off loans and maintain an appropriate allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three and six months ended June 30, 2013 and 2012.

	Three months ended		Six months ended
(dollars in thousands)	June 30,		June 30,
	2013	2012	2013	2012
Net charge-offs	$ 2,283	$ 1,534	$ 3,705	$ 5,395
Net charge-offs to average loans	1.36%	0.86%	1.11%	1.50%

The following table depicts the level of the allowance for loan losses for the periods presented.

(dollars in thousands)	June 30,	December 31,	June 30,
	2013	2012	2012
Allowance for loan losses	$ 17,833	$ 20,338	$ 22,866
Allowance for loan losses to period end loans	2.66%	2.97%	3.20%
Allowance for loan losses to nonaccrual loans	250.84%	171.29%	156.51%
Allowance for loan losses to nonperforming loans	250.84%	171.29%	152.99%

The following table depicts the level of nonperforming assets for the periods presented.

(dollars in thousands)	June 30,	December 31,	June 30,
	2013	2012	2012
Nonaccrual loans	$ 7,110	$ 11,874	$ 14,609
Loans past due 90 days and accruing interest	-	-	336
Total nonperforming loans	$ 7,110	$ 11,874	$ 14,945
Other real estate owned ("OREO")	2,594	4,747	7,226
Total nonperforming assets	$ 9,704	$ 16,621	$ 22,171

Nonperforming assets to total loans and OREO	1.44%	2.41%	3.07%

The following tables present the change in the balances of OREO and nonaccrual loans for the six months ended June 30, 2013.

OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2012	$ 4,747	Balance at December 31, 2012	$ 11,874
Transfers from loans	1,095	Loans returned to accrual status	(4,059)
Capitalized costs	-	Net principal curtailments	(4,420)
Sales proceeds	(2,950)	Charge-offs	(896)
Impairment losses on valuation adjustments	(143)	Loan collateral moved to OREO	(1,095)
Loss on disposition	(155)	Loans placed on nonaccrual during period	5,706
Balance at June 30, 2013	$ 2,594	Balance at June 30, 2013	$ 7,110

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring ("TDR") when we grant a concession to a borrower experiencing financial difficulty. The following table depicts the balances of TDRs for the periods presented.

	June 30,	December 31,	June 30,
(dollars in thousands)	2013	2012	2012

Performing TDRs	$ 5,209	$ 4,433	$ 4,332
Nonperforming TDRs*	3,011	5,089	9,349
Total TDRs	$ 8,220	$ 9,522	$ 13,681

* Included in nonaccrual loans.

Forward Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services, the performance or disposition of portions of the Company's asset portfolio, future changes to the Bank's branch network, the payment of dividends, the ability to realize deferred tax assets; (iii) statements of future economic performance; (iv) statements regarding the impact of the Written Agreement dated February 17, 2011, among the Company, EVB, the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions (the "Written Agreement") on our financial condition, operations and capital strategies, including strategies related to payment of dividends on the Company's outstanding common and preferred stock and to payment of interest on the Company's outstanding Junior Subordinated Debentures related to the Company's trust preferred debt; (v) statements regarding the adequacy of the allowance for loan losses; (vi) statements regarding the effect of future sales of investment securities or foreclosed properties; (vii) statements regarding the Company's liquidity; (viii) statements of management's expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company's markets; (ix) statements regarding future asset quality, including expected levels of charge-offs; (x) statements regarding potential changes to laws, regulations or administrative guidance; (xi) statements regarding our 2013 Capital Initiative and business initiatives related to the capital initiative; and (xii) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  factors that adversely affect the Company's capital and business initiatives, including, without limitation, changes in market conditions that adversely affect the Company's ability to dispose of or work out assets adversely classified by us on advantageous terms or at all; changes in market and interest rate conditions that adversely affect the Company's ability to restructure its FHLB advances on advantageous terms;
  the Company's ability and efforts to assess, manage and improve its asset quality;
  the strength of the economy in the Company's target market area, as well as general economic, market, political, or business factors;
  changes in the quality or composition of the Company's loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in its markets, or in the repayment ability of individual borrowers or issuers;
  the effects of the Company's adjustments to the composition of its investment portfolio;
  the impact of government intervention in the banking business;
  an insufficient allowance for loan losses;
  the Company's ability to meet the capital requirements of its regulatory agencies;
  changes in laws, regulations and the policies of federal or state regulators and agencies;
  adverse reactions in financial markets related to the budget deficit of the United States government;
  changes in the interest rates affecting the Company's deposits and loans;
  the loss of any of the Company's key employees;
  changes in the Company's competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and the Company's ability to compete effectively against other financial institutions in its banking markets;
  the Company's potential growth, including its entrance or expansion into new markets, the opportunities that may be presented to and pursued by it and the need for sufficient capital to support that growth;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  the Company's ability to maintain internal control over financial reporting;
  the Company's ability to raise capital as needed by its business;
  the Company's reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet its liquidity needs;
  the Company's ability to comply with the Written Agreement, which requires it to designate a significant amount of resources to complying with the agreement and may have a material adverse effect on the Company's operations and the value of its securities;
  possible changes to the Company's Board of Directors, including in connection with the private placements and deferred dividends on the Company's Capital Purchase Program preferred stock; and
  other circumstances, many of which are beyond the Company's control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Selected Financial Information	Three months ended		Six months ended
(dollars in thousands, except per share data)	June 30,		June 30,
Statement of Income	2013	2012	2013	2012
Interest and dividend income	$ 10,633	$ 11,276	$ 21,210	$ 22,830
Interest expense	2,505	2,985	5,045	6,089
Net interest income	8,128	8,291	16,165	16,741
Provision for loan losses	600	1,258	1,200	4,158
Net interest income after provision for loan losses	7,528	7,033	14,965	12,583

Service charges and fees on deposit accounts	729	790	1,495	1,559
Other operating income	263	199	644	487
Debit/credit card fees	375	361	708	680
Gain on sale of available for sale securities, net	58	832	525	3,363
Gain on sale of bank premises and equipment	25	-	26	-
Noninterest income	1,450	2,182	3,398	6,089

Salaries and employee benefits	4,146	3,814	8,295	7,714
Occupancy and equipment expenses	1,271	1,240	2,527	2,511
FDIC expense	596	587	1,183	1,175
Collection, repossession and other real estate owned	126	350	252	655
Loss on sale of other real estate owned	118	44	155	117
Impairment losses on other real estate owned	133	292	143	907
Other operating expenses	1,815	1,797	3,606	3,596
Noninterest expenses	8,205	8,124	16,161	16,675

Income before income taxes	773	1,091	2,202	1,997
Income tax expense	100	243	449	335
Net income	$ 673	$ 848	$ 1,753	$ 1,662
Less: Effective dividend on preferred stock	376	375	752	750
Net income available to common shareholders	$ 297	$ 473	$ 1,001	$ 912
Income per common share: basic	$ 0.04	$ 0.08	$ 0.15	$ 0.15
diluted	$ 0.04	$ 0.08	$ 0.14	$ 0.15
Selected Ratios
Return on average assets	0.11%	0.18%	0.19%	0.17%
Return on average common shareholders' equity	1.48%	2.62%	2.58%	2.53%
Net interest margin (tax equivalent basis)	3.21%	3.35%	3.22%	3.40%
Period End Balances
Loans, net of unearned income	$ 671,354	$ 714,827	$ 671,354	$ 714,827
Total assets	1,115,804	1,066,460	1,115,804	1,066,460
Total deposits	842,271	832,112	842,271	832,112
Total borrowings	131,141	130,832	131,141	130,832
Total shareholders' equity	135,149	96,930	135,149	96,930
Book value per common share	8.39	12.11	8.39	12.11
Average Balances
Loans, net of unearned income	$ 674,528	$ 717,860	$ 674,306	$ 724,009
Total earning assets	1,022,680	997,736	1,017,654	999,515
Total assets	1,098,424	1,065,662	1,089,744	1,067,824
Total deposits	850,695	831,425	846,643	833,935
Total borrowings	131,242	131,017	131,173	130,806
Total shareholders' equity	109,226	96,547	104,702	96,527
Asset Quality at Period End
Allowance for loan losses	$ 17,833	$ 22,866	$ 17,833	$ 22,866
Nonperforming assets	9,704	22,171	9,704	22,171
Net charge-offs	2,283	1,534	3,705	5,395
Net charge-offs to average loans	1.36%	0.86%	1.11%	1.50%
Allowance for loan losses to period end loans	2.66%	3.20%	2.66%	3.20%
Allowance for loan losses to nonaccrual loans	250.84%	156.51%	250.84%	156.51%
Nonperforming assets to total assets	0.87%	2.08%	0.87%	2.08%
Nonperforming assets to total loans and other real estate owned	1.44%	3.07%	1.44%	3.07%
Other Information
Number of shares outstanding - period end	10,719,470	6,063,545	10,719,470	6,063,545
Average shares outstanding - basic	7,040,413	6,035,393	6,557,664	6,032,217
Average shares outstanding - diluted	8,134,519	6,035,393	7,107,739	6,032,217

Eastern Virginia Bankshares, Inc.	Contact: Adam Sothen
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: (804) 443-8404
Fax: (804) 445-1047